Exhibit 99.1
The Navigators Group, Inc.
CORPORATE NEWS
Navigators Appoints Tomlinson to Board of Directors
NEW YORK, February 17, 2011—The Navigators Group, Inc. (NASDAQ:NAVG) today announced the appointment of Janice C. Tomlinson to its Board of Directors. She will serve on the Compensation Committee and the Underwriting Advisory Committee.
“We are exceptionally pleased to add Jan to our Board of Directors,” said Stanley A. Galanski, President and Chief Executive Officer. “Jan’s unique background, combining executive leadership roles in international insurance operations and in human resources, brings a breadth of experience that will be an extraordinary asset to Navigators.”
Ms. Tomlinson began her career at St. Paul Fire and Marine before joining the Chubb Group of Companies in 1973 where she remained for the next 36 1/2 years, serving in various executive management roles including Executive Vice President of International Field Operations (2003-2009), President and Chief Executive Officer of the company’s Canadian operation (1995-2003), and Managing Director of Worldwide Human Resources (1990-1994). She has been actively involved in the community by serving on numerous non-profit boards including the Toronto Board of Trade, United Way of Toronto, Insurance Institute of Canada, Women in Insurance Cancer Crusade and Providence Centre Foundation. She holds a B.A. from Marymount College of Kansas, and attended the Yale University Executive Management Program as well as the Harvard University Strategic Human Resources Management Program.
The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.
This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.
CONTACT
Media Inquires:
Taha Ebrahimi
914-933-6209
tebrahimi@navg.com
www.navg.com